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                                 EXHIBIT 99.02

                                   EXHIBIT A

         The amount of the CVP, if any, due pursuant to Section 2.01(b) of the Merger Agreement shall be calculated as follows:

                                   ARTICLE I

         SECTION 1.01. Definitions. For all purposes of this Exhibit defined terms shall have the meanings prescribed in the Merger Agreement, except as otherwise expressly provided below or unless the context otherwise requires:

         "CVP Average Trading Price" means the average of the closing prices per share of Parent Common Stock on the Nasdaq National Market (or such United States exchange on which the Parent Common Stock is then listed) for 10 trading days selected at random by the Exchange Agent, on the Maturity Date, out of the 20 trading days ending with the last trading day immediately preceding the Maturity Date.

         "Extraordinary Event Price" means the average of the closing prices per share of Parent Common Stock on the Nasdaq National Market (or such United States exchange on which the Parent Common Stock is then listed) for the 10 trading days ending with the last trading day immediately preceding the closing date of the Extraordinary Event.

         "Extraordinary Event" means any merger, consolidation, sale, conveyance or other change of control transaction as a result of which the Parent Common Stock is no longer listed on the Nasdaq National Market (or such United States exchange on which the Parent Common Stock was listed immediately prior to such merger, consolidation, sale, conveyance or other change of control transaction).

         "Holder" means a holder of a Certificate who has made a valid election pursuant to Section 2.02(b) of the Merger Agreement to receive shares of Parent Common Stock and CVPs on the Maturity Date.

         "Maturity Date" means 75 days after the Closing Date.

         "Termination Event" shall occur if the average closing prices per day per share of Parent Common Stock on the Nasdaq National Market (or such United States exchange on which the Parent Common Stock is then listed) is greater than or equal to the Average Trading Price for any period of 30 consecutive trading days between the Closing Date and the Maturity Date (not inclusive of the Closing Date).

                                   ARTICLE II

         SECTION 2.01. Title and Terms. (a) Subject to Section 2.01(b) hereof, Parent shall pay to each Holder on the Maturity Date, for each share of Parent Common Stock to be received by such Holder on the Maturity Date, a CVP in cash equal to the amount, if any, as determined by Parent, by which (i) the Average Trading Price exceeds (ii) the CVP Average Trading Price.


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         (b) If Parent determines, on the Maturity Date or otherwise, that a
Termination Event has occurred, no CVP shall be payable hereunder or under
Section 2.01(b) of the Merger Agreement. Parent shall promptly give to the Holders notice of such determination which, absent manifest error, shall be final and binding on Parent and the Holders. Upon the occurrence of a Termination Event, all rights to any CVP under Section 2.01(b) of the Merger Agreement or this Exhibit shall terminate and become null and void and the Holders thereof shall have no further rights with respect hereto or thereto. The failure to give such notice or any defect therein shall not affect the validity of such determination.

         (c) Subject to Section 2.01(b) hereof, if, on or before the Maturity Date, an Extraordinary Event has occurred, Parent shall promptly give to the Holders notice of such Event. Parent shall pay to each Holder, as promptly as practicable after the closing date of the Extraordinary Event (and in lieu of any payment under Section 2.01(a) hereof), for each share of Parent Common Stock to be received by such Holder on the Maturity Date, a CVP in cash equal to the amount, if any, as determined by Parent, by which (i) the Average Trading Price exceeds (ii) the Extraordinary Event Price.

         (d) In the event Parent shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of outstanding shares of Parent Common Stock, Parent shall appropriately adjust the CVP, if any, payable pursuant to Section 2.01(b) of the Merger Agreement and this Exhibit. Whenever an adjustment is made as provided in this Section 2.01(d), Parent shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment and (ii) mail a brief summary thereof to each Holder. Such adjustment absent manifest error shall be final and binding on Parent and the Holders.

         SECTION 2.02. Payment. Payment of any CVP due pursuant to Section 2.01(b) of the Merger Agreement and this Exhibit shall be made only to Holders on the Maturity Date at the office or agency of Parent maintained for that purpose in the Borough of Manhattan, The City of New York, and at any other office or agency maintained by Parent for such purpose. Such payment shall be made in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, Parent may pay such amounts by its check payable in such money.

         SECTION 2.03. Persons Deemed Owners. (a) For all purposes under the Merger Agreement, the owner of any right or title to or interest in a CVP is that person who is registered as a Holder pursuant to Section 2.02(b) of the Merger Agreement, and neither Parent nor any agent of Parent shall be affected by any notice to the contrary.

         (b) All parties to the Merger Agreement have agreed, and each Holder by his acceptance of Parent Common Stock has agreed, that the right or title to or interest in any CVP is non-transferable and non-exchangeable, other than a transfer by the law of descent and distribution or a transfer in connection with a transfer of a person's entire right to receive the Per Share Merger Consideration in accordance with the fourth sentence of Section 2.02(b) of the Merger Agreement, and any attempt to transfer, sell, exchange or otherwise dispose of such right, title or interest or any beneficial interest therein (except as aforesaid) shall have no force or effect.


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                                  ARTICLE III

     SECTION 3.01. Limitation on Short Selling and Manipulative Conduct.
     (a) A Holder shall lose its right to any CVP if at any time during the 20 trading days preceding the Maturity Date either (i) such Holder's "short position" in Parent Common Stock (determined in accordance with Rule 14e-4(a) under the Exchange Act, but without taking into account the CVPs) exceeds such Holder's "long position" in Parent Common Stock (determined in accordance with Rule 14e-4(a) under the Exchange Act) or (ii) such Holder takes any action to manipulate the stock price of Parent Common Stock which would constitute a violation of Section 9 of the Exchange Act. As a precondition to its obligation to make any CVP, Parent may request, and any Holder shall be required to deliver to Parent, reasonably satisfactory evidence of such Holder's short positions and long positions in Parent Common Stock during such 20 trading day period and a representation that such Holder did not engage in any manipulative conduct as set forth in Section 3.01(a)(ii) hereof.

     (b) For purposes of this Section 3.01, a Holder that is a nominee or trustee for multiple ultimate beneficial holders shall be disregarded and the short positions and long positions of each ultimate beneficial owner shall determine the right of such Holder to receive the CVP otherwise attributable to such ultimate beneficial owner.